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                                                                  CONFORMED COPY

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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                 NOVARTIS INC.,

                         NOVARTIS BIOTECH HOLDING CORP.

                                       and

                                 SYSTEMIX, INC.


                          Dated as of January 10, 1997


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

                            Glossary of Defined Terms
                          (Not Part of this Agreement)



Defined Term                                             Location of Definition
------------                                             ----------------------

 affiliate............................................      ss. 8.03(a)
 Agreement............................................      Preamble
 beneficial owner.....................................      ss. 8.03(b)
 Blue Sky Laws........................................      ss. 3.05(b)
 Board................................................      Recitals
 business day.........................................      ss. 8.03(c)
 Certificate of Merger................................      ss. 2.02
 Certificates.........................................      ss. 2.09(b)
 Code.................................................      ss. 2.10
 Company..............................................      Preamble
 Company Common Stock.................................      Recitals
 Company Preferred Stock..............................      ss. 3.03
 control..............................................      ss. 8.03(d)
 Delaware Law.........................................      Recitals
 Dissenting Shares....................................      ss. 2.08(a)
 Effective Time.......................................      ss. 2.02
 Exchange Act.........................................      ss. 1.02(b)
 First Minimum Condition..............................      ss. 1.01(a)
 Indemnified Parties..................................      ss. 5.05(b)
 Material Adverse Effect..............................      ss. 3.01
 Merger...............................................      Recitals
 Merger Consideration.................................      ss. 2.06(a)
 Offer................................................      Recitals
 Offer Documents......................................      ss. 1.01(b)
 Offer to Purchase....................................      ss. 1.01(b)
 Option...............................................      ss. 2.07(a)
 Parent...............................................      Preamble
 Paying Agent.........................................      ss. 2.09(a)
 Per Share Amount.....................................      Recitals
 person...............................................      ss. 8.03(e)
 Proxy Statement......................................      ss. 3.08
 Purchaser............................................      Preamble
 Schedule 14D-9.......................................      ss. 1.02(b)
 Schedule 14D-1.......................................      ss. 1.01(b)
 Schedule 13E-3.......................................      ss. 1.01(b)
 SEC..................................................      ss. 1.01(b)
 Second Minimum Condition.............................      ss. 1.01(a)
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                                      2



Defined Term                                             Location of Definition
------------                                             ----------------------

 SEC Reports..........................................      ss. 3.07(a)
 Securities Act.......................................      ss. 3.07(a)
 Shares...............................................      Recitals
 Stockholders' Meeting................................      ss. 5.02(a)
 Subsidiary...........................................      ss. 3.01
 subsidiary...........................................      ss. 8.03(f)
 Surviving Corporation................................      ss. 2.01
 Transactions.........................................      ss. 1.01(b)

                                TABLE OF CONTENTS



                                                                            Page

                                   ARTICLE I

                                   THE OFFER

      SECTION 1.01.  The Offer.............................................  2
      SECTION 1.02.  Company Action........................................  3

                                  ARTICLE II

                                  THE MERGER

      SECTION 2.01.  The Merger............................................  5
      SECTION 2.02.  Effective Time; Closing...............................  5
      SECTION 2.03.  Effect of the Merger..................................  5
      SECTION 2.04.  Certificate of Incorporation; By-laws.................  5
      SECTION 2.05.  Directors and Officers................................  6
      SECTION 2.06.  Conversion of Securities..............................  6
      SECTION 2.07.  Stock Options.........................................  6
      SECTION 2.08.  Dissenting Shares.....................................  7
      SECTION 2.09.  Surrender of Shares; Stock Transfer Books.............  7
      SECTION 2.10.  Withholding Rights....................................  8

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      SECTION 3.01.  Organization and Qualification; Subsidiaries..........  9
      SECTION 3.02.  Certificate of Incorporation and By-laws..............  9
      SECTION 3.03.  Capitalization........................................  9
      SECTION 3.04.  Authority Relative to this Agreement.................. 10
      SECTION 3.05.  No Conflict; Required Filings and Consents............ 11
      SECTION 3.06.  Compliance............................................ 11
      SECTION 3.07.  SEC Filings; Financial Statements..................... 12
      SECTION 3.08.  Offer Documents; Schedule 14D-9; Schedule 13E-3; Proxy
                        Statement.......................................... 13
      SECTION 3.09.  Brokers............................................... 13

                                                                            Page


                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

      SECTION 4.01.  Corporate Organization................................ 13
      SECTION 4.02.  Authority Relative to this Agreement.................. 14
      SECTION 4.03.  No Conflict; Required Filings and Consents............ 14
      SECTION 4.04.  Offer Documents; Proxy Statement...................... 15
      SECTION 4.05.  Brokers............................................... 15

                                   ARTICLE V

                                   COVENANTS

      SECTION 5.01.  Conduct of the Business Pending the Merger............ 15
      SECTION 5.02.  Stockholders' Meeting................................. 16
      SECTION 5.03.  Proxy Statement....................................... 16
      SECTION 5.04.  Access to Information; Confidentiality................ 16
      SECTION 5.05.  Directors' and Officers' Indemnification and Insurance 17
      SECTION 5.06.  Notification of Certain Matters....................... 19
      SECTION 5.07.  Further Action; Reasonable Best Efforts............... 19
      SECTION 5.08.  Public Announcements.................................. 19
      SECTION 5.09.  Termination of Agreements............................. 19
      SECTION 5.10.  Financing............................................. 20

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

      SECTION 6.01.  Conditions to the Merger.............................. 20

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.01.  Termination........................................... 21
      SECTION 7.02.  Effect of Termination................................. 22
      SECTION 7.03.  Amendment............................................. 22
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                                     iii



                                                                            Page

      SECTION 7.04.  Waiver................................................ 22

                                 ARTICLE VIII

                              GENERAL PROVISIONS

      SECTION 8.01.  Non-Survival of Representations, Warranties and
                        Agreements......................................... 23
      SECTION 8.02.  Notices............................................... 23
      SECTION 8.03.  Certain Definitions................................... 24
      SECTION 8.04.  Severability.......................................... 25
      SECTION 8.05.  Entire Agreement; Assignment.......................... 25
      SECTION 8.06.  Parties in Interest................................... 25
      SECTION 8.07.  Specific Performance.................................. 26
      SECTION 8.08.  Fees and Expenses..................................... 26
      SECTION 8.09.  Governing Law......................................... 26
      SECTION 8.10.  Headings.............................................. 26
      SECTION 8.11.  Counterparts.......................................... 26

      Annex A:  Conditions to the Offer

            AGREEMENT AND PLAN OF MERGER, dated as of January 10, 1997 (this "Agreement"), among NOVARTIS INC., a company organized under the laws of Switzerland and the successor by merger to Sandoz Ltd. ("Parent"), NOVARTIS BIOTECH HOLDING CORP. (formerly known as Sandoz Biotech Holdings Corporation), a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and SYSTEMIX, INC., a Delaware corporation (the "Company").

            WHEREAS, Purchaser owns an aggregate of 10,610,099 shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares");

            WHEREAS, Parent and Purchaser have proposed that Purchaser acquire all of the remaining issued and outstanding Shares;

            WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer in compliance with Section 14(d)(1) of the Exchange Act (as defined below) and in compliance with the rules and regulations promulgated thereunder (the "Offer") to acquire all the issued and outstanding Shares for $19.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

            WHEREAS, in accordance with the terms of Section 2.05 of the Acquisition Agreement among Parent, Purchaser and the Company dated as of December 16, 1991 (the "Acquisition Agreement"), and based in part on the opinion of Lehman Brothers Inc. that the consideration to be received by the holders of Shares (other than Parent and Purchaser) pursuant to each of the Offer and the Merger (as defined below) is fair to such holders from a financial point of view, a majority of the Independent Directors (as defined in the Acquisition Agreement) has approved the Offer and the Merger (the "Independent Director Approval");

            WHEREAS, the Boards of Directors of Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Purchaser to acquire all of the remaining issued and outstanding Shares;

            WHEREAS, the Board of Directors of the Company (the "Board") has, by unanimous vote of all directors present and voting (with all directors who are designees of Parent abstaining), approved the making of the Offer and resolved and agreed to recommend that the holders of the Shares tender their Shares pursuant to the Offer;

            WHEREAS, also in furtherance of such acquisition, the Board of Directors of Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth in this Agreement; and

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

            SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01 and none of the events set forth in Annex A hereto shall have occurred or be existing, Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the initial public announcement of Purchaser's intention to commence the Offer. Purchaser shall not, without the consent of a majority of the Independent Directors, accept for payment any Shares tendered pursuant to the Offer unless at least a majority of the then issued and outstanding Shares, other than Shares owned by Parent and Purchaser, shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "First Minimum Condition"). The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer (i) shall be subject to the condition (the "Second Minimum Condition") that at least the number of Shares that when added to the Shares already owned by Parent and Purchaser shall constitute not less than 90% (or such other amount which would allow the Merger to be effected without a meeting of the Company's stockholders in accordance with Section 253 of the Delaware Law) of the then issued and outstanding Shares shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) shall be subject to the satisfaction of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition (except the First Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that (i) no change may be made which decreases the price per Share payable in the Offer or which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto and (ii) in the event all conditions set forth in Annex A shall have been satisfied other than the Second Minimum Condition, Purchaser may extend the Offer for a period or periods aggregating not more than 20 business days after the later of (x) the initial expiration date of the Offer and (y) the date on which all other conditions set forth in Annex A shall have been satisfied, after which time Purchaser shall waive the Second Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the First Minimum Condition and the Second Minimum Condition), Purchaser shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

            (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") (i) a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto, the "Schedule 13E-3") with respect to the Offer and the other transactions contemplated hereby (the "Transactions"). The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Schedule 13E-3, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 and the Schedule 13E-3 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and shall provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal responses of Parent, Purchaser or their counsel.

            SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) a majority of the Independent Directors approved the Offer and the Merger, (ii) the Board, at a meeting duly called and held on January 10, 1997, has, by unanimous vote of all directors present and voting (with all directors who are designees of Parent abstaining),
(A) determined that this Agreement and the Transactions, including each of the Offer and the Merger, are fair to and in the best interests of the holders of Shares (other than Parent and Purchaser), (B) approved and adopted this Agreement and the Transactions and (C) recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions, and (iii) Lehman Brothers Inc. has delivered to the Independent Directors and to the Board a written opinion that the consideration to be received by the holders of Shares (other than

Parent and Purchaser) pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

            (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Purchaser and its counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company shall provide Purchaser and its counsel with a copy of any written comments or telephonic notification of any verbal comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt thereof and shall provide Purchaser and its counsel with a copy of any written responses and telephonic notification of any verbal responses of the Company or its counsel.

            (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 7.01, shall deliver to the Company all copies of such information then in their possession.

                                  ARTICLE II

                                  THE MERGER

            SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined) Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

            SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

            SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 2.04. Certificate of Incorporation; By-laws. (a) At the Effective Time the Certificate of Incorporation of Purchaser previously delivered to the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time,
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is SyStemix, Inc."

            (b) At the Effective Time, the By-laws of Purchaser previously delivered to the Company shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

            SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

                  (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of Common Stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            SECTION 2.07. Stock Options and Warrants. (a) Immediately prior to the Effective Time, each outstanding option and warrant to purchase Shares (in each case, an "Option"), whether or not then exercisable, may be surrendered by the holder of such Option for cancellation by the Company, and each holder of a cancelled Option shall be entitled to receive an amount in cash from Purchaser, in consideration for the cancellation of each such Option, at the same time as the Merger Consideration is received by the holders of Shares, equal to the product of (i) the number of Shares to be issued upon the exercise of such Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option; provided, however, that any Options owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

            (b) The Company shall use all reasonable efforts to obtain such consents as may be necessary or required so that, immediately prior to the Effective Time, each Option may be and shall be cancelled by the Company.

            SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with
Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

            (c) At any time following the sixth month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

            SECTION 2.10. Withholding Rights. Purchaser or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and/or an Option such amounts that Purchaser or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the

Shares and/or Option in respect of which such deduction and withholding was made by Purchaser or the Paying Agent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to Parent and Purchaser that:

            SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects that are within the scope of the representations and warranties made by the Company in this Agreement and which are not individually or in the aggregate deemed to have a Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company and the Subsidiaries taken as a whole.

            SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

            SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 30,000,000 Shares and 1,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date hereof, (i) 14,500,094 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Shares are held in the treasury of the Company, (iii) 3,383,239 Shares are authorized for future issuance (with respect to which options to acquire 2,016,378 Shares are issued and outstanding) pursuant to employee stock options or stock incentive rights granted pursuant to the Company's 1988 Stock Option Plan and 1991 Stock Option and Incentive Plan, and
(iv) 1,367,600 Shares are reserved for future issuance in connection with the exercise of the Warrants (as such term is defined in the Stock and Warrant Purchase Agreement, dated as of January 30, 1995, among Parent, Purchaser and Company (the "Warrant Purchase Agreement")). As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except for obligations to executives under currently existing employment agreements to make loans relating to personal residences, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

            SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action (including approval by a majority of the Independent Directors as provided in the Acquisition Agreement) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The restrictions on business combinations contained in Section 203 of Delaware Law have been satisfied with respect to the Transactions.

            SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate have a Material Adverse Effect, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.

            SECTION 3.06. Compliance. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not,individually or in the aggregate, have a Material Adverse Effect, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the Transactions.

            SECTION 3.07. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1994, and has heretofore delivered to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and 1995, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1994, and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since December 31, 1994 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries at December 31, 1995, including the notes thereto, included in the Company's Annual Report on Form 10-K for the fiscal year then ended, or on the unaudited consolidated balance sheet of the Company and the consolidated Subsidiaries at September 30, 1996, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the period then ended, the Company and the consolidated Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a consolidated balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 1996.

            SECTION 3.08. Offer Documents; Schedule 14D-9; Schedule 13E-3; Proxy Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents or the Schedule 13E-3 shall, at the respective times the Schedule 14D-9, the Offer Documents, the Schedule 13E-3 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of their representatives which is contained in any of the foregoing documents. The
Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 3.09. Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Lehman Brothers Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

            SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

            SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

            SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay the performance by Parent or Purchaser of any of its obligations under this Agreement or the consummation of any of the Transactions.

            (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Parent or Purchaser of any of its obligations under this Agreement or the consummation of any of the Transactions.

            SECTION 4.04. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 4.05. Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE V

                                   COVENANTS

            SECTION 5.01. Conduct of the Business Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

            SECTION 5.02. Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) include in the Proxy Statement the recommendation of the Board (with all directors who are designees of Parent abstaining) that the stockholders of the Company approve and adopt this Agreement and the Transactions. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire such number of Shares that, when taken together with the Shares previously owned by Purchaser, constitute at least 90 percent of the then outstanding Shares, the parties hereto agree, subject to Article VI, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

            SECTION 5.03. Proxy Statement. If required by applicable law, as soon as practicable following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

            SECTION 5.04. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request, in any case consistent with that currently available to such persons and necessary to conduct the Offer and consummate the other Transactions.

            (b) No investigation pursuant to this Section 5.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

            (c) Information afforded or furnished to Parent or Purchaser by the Company pursuant to this Section 5.04 shall be kept confidential and shall not be disclosed to third parties except (i) with the consent of the Company, (ii) as may be required by law, regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or (iii) as may be necessary in connection with the Transactions.

            SECTION 5.05. Directors' and Officers' Indemnification and Insurance. (a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article XV of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

            (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary and each fiduciary and agent of each such director and officer (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 5.05(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action except (x) that the persons who served as directors of the Company who were not designees of Parent shall be entitled to retain one additional counsel (plus appropriate local counsel) to represent them at the expense of the Company or the Surviving Corporation, and (y) to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. Parent hereby agrees to guarantee the obligations of the Surviving Corporation and, following consummation of the Offer, the Company, under this Section 5.05(b).

            (c) The Surviving Corporation shall use its reasonable efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.05(c) more than an amount per year equal to 175% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 175% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 175% of current annual premiums.

            (d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the

Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 5.05.

            SECTION 5.06. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 5.07. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement and the Surviving Corporation shall use their reasonable best efforts to take all such action.

            SECTION 5.08. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

            SECTION 5.09. Termination of Agreements. The parties hereto hereby agree that each of the Acquisition Agreement and the Warrant Purchase Agreement shall be terminated as of the Effective Time. For purposes of clarity, it is understood by the parties hereto that all representations, warranties and agreements between the parties which, by the terms of such agreements, survive either or both the Closing Date (as that term is defined in each of the Acquisition Agreement and the Warrant Purchase Agreement) or the termination of such agreements shall all be terminated as of the Effective Time.

            SECTION 5.10. Financing. Parent shall ensure that Purchaser has sufficient funds to acquire all the outstanding Shares in the Offer and the Merger.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

            SECTION 6.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company;

                  (b) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of: (i) making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions, (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries as a result of the Transactions, or (iii) compelling the Company, Parent, Purchaser or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent, Purchaser or any of their respective subsidiaries as a result of the Transactions; and

                  (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Parent or Purchaser if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

            SECTION 7.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

                  (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company, if such termination is also approved by a majority of the Independent Directors; or

                  (b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before June 30, 1997; provided, however, that the right to terminate this Agreement under this
      Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) By Parent if due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer within 60 days following the date of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement; or

                  (d) By the Company, upon approval of the Board and a majority of the Independent Directors, if due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer within 60 days following the date of this Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or

                  (e) By the Company, upon approval of the Board and a majority of the Independent Directors, if any representation or warranty of Parent and Purchaser in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement; or Parent or Purchaser shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or Purchaser to be performed or complied with by it under this Agreement.

            SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 8.01 and (ii) nothing herein shall relieve any party from liability for any breach hereof.

            SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger, imposes conditions to the Merger other than set forth in Section 6.01 or would otherwise amend or change the terms and conditions of the Merger in a manner materially adverse to the holders of the Shares (other than Parent and its affiliates); and provided further that such amendment shall be approved by a majority of the Independent Directors. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            SECTION 7.04. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and, in the case of any extension or waiver by which the Company is to be bound, only if approved by a majority of the Independent Directors.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

            SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Articles II and VIII and Section 5.05 shall survive the Effective Time indefinitely.

            SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

            if to Parent or Purchaser:

                  Novartis Corporation
                  608 Fifth Avenue
                  New York, New York  10020
                  Telecopier No:  (212) 957-8367
                  Attention:  General Counsel

            with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Telecopier No:  (212) 848-7179
                  Attention:  David W. Heleniak, Esq.

            if to the Company:

                  SyStemix, Inc.
                  3155 Porter Drive
                  Palo Alto, California  94304
                  Telecopier No:  (415) 856-4919
                  Attention:  General Counsel
            with copies to:

                  Skadden Arps Slate Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York  10022
                  Telecopier No:  (212) 735-2000
                  Attention:  Morris J. Kramer, Esq.

                  and

                  Shereff Friedman Hoffman & Goodman LLP
                  919 Third Avenue
                  New York, New York  10022
                  Telecopier No:  (212) 758-9500
                  Attention:  Jeffry Hoffman, Esq.

            SECTION 8.03. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in the City of New York;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                  (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

            SECTION 8.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            SECTION 8.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 8.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.05 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

            SECTION 8.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

            SECTION 8.08. Fees and Expenses. (a) In the event that this Agreement is terminated prior to consummation of the Merger, other than a termination pursuant to Section 7.01(a) or (d) or a termination pursuant to
Section 7.01(b) or (c) which results from any representation or warranty of the Company in this Agreement not being true and correct or the failure of the Company to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement, then, in any such event, Purchaser shall, and Parent shall cause Purchaser to, pay all actual out-of-pocket fees and expenses incurred by the parties hereto, including all fees and expenses payable to investment banking firms, counsel and accountants, in connection with the structuring, negotiation, preparation, execution and performance of this Agreement, as well as all printing and advertising expenses.

            (b) Except as set forth in this Section 8.08, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not any Transaction is consummated.

            SECTION 8.09. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the Transactions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any New York state or federal court sitting in the City of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

            SECTION 8.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 8.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                 NOVARTIS INC.


                 By /s/Raymund Breu                     /s/Christoph Maeder
                    -------------------------------     ------------------------
                    Name:  Raymund Breu                 Christoph Maeder
                    Title: Chief Financial Officer      Corporate Counsel


                 NOVARTIS BIOTECH HOLDING
                 CORP.


                 By /s/Robert L. Thompson, Jr.
                    --------------------------------
                    Name:  Robert L. Thompson, Jr.
                    Title: Vice President and Secretary


                 SYSTEMIX, INC.


                 By /s/John J. Schwartz
                    --------------------------------
                    Name:  John J. Schwartz
                    Title: President and Chief Executive
                           Officer

                                                                       ANNEX A

                             Conditions to the Offer

            Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Second Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                  (a) an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect (i) making illegal the purchase of, or payment for, any Shares by Parent, Purchaser or any affiliate of Parent or Purchaser; (ii) otherwise preventing the consummation of any of the Transactions; (iii) imposing limitations on the ability of Parent, Purchaser or any affiliate of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer on all matters properly presented to the Company's stockholders, which would effect a material diminution in the value of the Shares acquired by Purchaser;

                  (b) there shall have been any federal or state statute, rule or regulation enacted or promulgated on or after the date of the Offer that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

                  (c) any representation or warranty of the Company in this Agreement which is qualified as to materiality shall not be true and correct or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement;

                  (d) there shall have occurred and be remaining in effect (i) any general suspension of, or limitation on prices for, trading in securities of the Company on the NASDAQ National Market System, (ii) any material change in United States or Switzerland currency exchange rates or a suspension of, or limitation on, currency exchange markets in the United States or Switzerland, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Switzerland, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United

      States or Switzerland or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

                  (e) this Agreement shall have been terminated in accordance with its terms; or

                  (f) Purchaser and the Company (with the approval of a majority of the Independent Directors) shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

            The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.